EXHIBIT 5.1

December 31, 2008	Client No. 29879-032

Cathay General Bancorp

777 North Broadway

Los Angeles, California 90012

Re:	Form S-3 Registration Statement under the Securities Act of 1933, as amended

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale (the “Offering”) of (a) 258,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value per share (the “Preferred Shares”), of Cathay General Bancorp, a Delaware corporation (the “Company”); (b) a warrant dated December 5, 2008 (the “Warrant”) to purchase common stock, $0.01 par value per share, of the Company (“Common Stock”); and (c) the 1,846,374 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of a Securityholder of the Company (the “Selling Securityholder”).

The Securities were issued pursuant to a Letter Agreement, dated as of December 5, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, and the Securities Purchase Agreement – Standard Terms attached thereto (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, the Amended and Restated Bylaws of the Company, the Securities Purchase Agreement, the Warrant, records of relevant corporate proceedings with respect to the offering of the Securities and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Registration Statement to be filed with the Commission with respect to the Securities.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

1001 Page Mill Road, Building 2, Palo Alto, California 94304-1006 Telephone: 650.812.1300 Fax: 650.213.0260

Albany | Los Angeles ◀ New York | Orange County ◀ Palo Alto ◀ Sacramento ◀ San Francisco | Washington, D.C.

December 31, 2008

Based on the foregoing, we are of the opinion that the Warrant is a binding obligation of the Company, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and general equitable principles, and that the Preferred Shares, the Warrant and the Warrant Shares to be sold by the Selling Securityholder have been duly authorized and are (and in the case of the Warrant Shares, upon exercise in accordance with the terms of the Warrant, will be) validly issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the laws of the State of Delaware, applicable provisions of the Delaware constitution (collectively, the “Law”), and the reported judicial interpretations interpreting the Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus included therein under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to advise you of changes in law or fact that may thereafter be brought to our attention. This opinion is solely for your benefit and may not be relied upon by any other person.

Very truly yours

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP